Exhibit 14.1

Pinaki & Associates LLC
Certified Public Accountant
625 Barksdale Rd, Ste# 113
Newark, DE 19711
510-274-5471

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated April 11, 2016 with respect to the consolidated statements of financial position as at December 31, 2015 and 2014 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information, included in the Annual Report (Form 20-F) as at December 31, 2015.

Pinaki & Associates LLC
Certified Public Accountants
Newark, Delaware
May 4, 2016